Exhibit 10.44

Employee Performance Restricted Stock Unit Agreement

This Employee Performance Restricted Stock Unit Agreement, dated as of                          , 201     (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation, and the employee whose name appears on the signature page hereof, is being entered into pursuant to the ServiceMaster Global Holdings, Inc. Stock Incentive Plan.  The meaning of capitalized terms may be found in Section 7.

The Company and the Employee hereby agree as follows:

Section 1.                                          Grant of Restricted Stock Units

(a)                                             Confirmation of Grant.  Subject to the terms of this Agreement, the Company hereby evidences and confirms, effective as of the date hereof, its grant to the Employee of Restricted Stock Units representing the right to receive the number of shares of Common Stock specified on the signature page hereof, as adjusted (i.e., increased or decreased) pursuant to the terms of this Agreement.  This Agreement is entered into pursuant to, and the terms of the Restricted Stock Units are subject to, the terms of the Plan.  If there is any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

(b)                                             Employee Unit Account.  The Company will establish a separate notional account for the Employee and will record in such account the number of Restricted Stock Units awarded to the Employee pursuant to this Agreement as may be adjusted.

Section 2.                                           Vesting and Forfeiture

(a)                                             Based on Continued Employment; Effect of the Performance Target.  So long as the Company’s internal EBITDA metric (as such is reported to, and approved by, the Compensation Committee) performance target is met or exceeded for the 201     calendar year, as determined by the Compensation Committee and applicable to this Agreement (“Performance Target”), the Employee’s Restricted Stock Units shall vest in three equal installments on the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Employee’s continued employment with the Company or any Subsidiary through the applicable Vesting Date, subject to the other provisions set forth below.

(b)                                             Forfeiture/Adjustment to Restricted Stock Units.  If the Compensation Committee determines that the Performance Target has not been met, all of the Restricted Stock Units will be forfeited.  If the Compensation Committee determines that the Performance Target has been exceeded, the number of Restricted Stock Units subject to this Agreement will be increased as calculated in accordance with the adjustment table adopted by the Compensation Committee on or before the Grant Date and attached hereto.  The Compensation Committee shall determine the level of internal EBITDA metric performance measured against the Performance Target, as well as any adjustments to be made to the number of Restricted Stock Units pursuant to Section 2(b) as of the first Vesting Date.  Any such additional Restricted Stock Units shall be subject to the vesting schedule set forth in Section 2(a) as if they had been granted on the Grant Date, and shall be subject to the terms and conditions of this Agreement.

(c)                                              Effect of a Change in Control.  In the event of a Change in Control occurring at any time that unvested Restricted Stock Units are outstanding, subject to the Employee’s continued employment with the Company or any Subsidiary from the Grant Date to the date of the Change in Control, any Restricted Stock Units which are unvested shall automatically become vested.

(c)                                              Discretionary Acceleration.  The Compensation Committee, in its sole discretion, may accelerate the vesting of all or a portion of the Restricted Stock Units at any time and from time to time, including in the event of Employee’s retirement.

(d)                                             Effect of Termination of Employment.  Unless vesting is accelerated as set forth in Section 2(b) or 2(c), upon termination of the Employee’s employment with the Company and its Subsidiaries for any reason (whether initiated by the Company or by the Employee), any unvested Restricted Stock Units shall be forfeited, provided that if (i) the Employee’s employment is terminated in a Special Termination (i.e., by reason of the Employee’s death or Disability) after the first Vesting Date and (ii) the Restricted Stock Units have not been forfeited pursuant to Section 2(b), then the Employee’s then-outstanding and unvested Restricted Stock Units shall become vested as to the number of such Restricted Stock Units that would have vested on the next Vesting Date (assuming the Employee’s employment had continued through such anniversary) multiplied by a fraction, the numerator of which is the number of days elapsed since the most recent prior Vesting Date and the denominator of which is 365.

Section 3.                                          Dividend Equivalents

If the Company pays any cash dividend or similar cash distribution on the Common Stock, the Company shall credit to the Employee’s account an amount equal to the product of (x) the number of the Employee’s then-outstanding Restricted Stock Units as of the record date for such distribution times (y) the per share amount of such dividend or similar cash distribution on Common Stock.  If the Company makes any dividend or other distribution on the Common Stock in the form of Common Stock or other securities, the Company will credit the Employee’s account with that number of additional shares of Common Stock or other securities that would have been distributed with respect to that number of shares of Common Stock underlying the Employee’s Restricted Stock Units as of the record date thereof.  Any such cash or additional shares of Common Stock or other securities shall be subject to the same vesting and forfeiture restrictions as apply to the related Restricted Stock Units that resulted in such crediting and shall be paid to the Employee (if not previously forfeited) on the Settlement Date (as defined below).  For the avoidance of doubt, Restricted Stock Units resulting from the adjustment pursuant to Section 2(b) shall not be deemed “outstanding” for purposes of this Section 3 unless and until the determination of the Compensation Committee is made pursuant to Section 2(b) with respect to the Performance Target.

Section 4.                                          Settlement

Subject to Section 8(a), promptly following the date on which a Restricted Stock Unit becomes vested, and in any event no later than March 15th of the calendar year following the calendar year in which such vesting occurs (the “Settlement Date”), the Employee shall receive, without payment, one Settlement Share in respect of each such Restricted Stock Unit.  On or before any Settlement Date, unless otherwise determined by the Compensation Committee, the Company and the Employee shall enter into a Subscription Agreement that contains repurchase rights, a voting proxy and transfer and other restrictions on the Settlement Shares in the form then customarily used by the Company for such purpose; provided that, if the Employee has previously entered into a Subscription Agreement containing such restrictions, then at the Company’s option, either (i) the Company may elect to treat the Settlement Shares as “Shares” under the Employee’s existing Subscription Agreement and such Settlement Shares shall be subject to such restrictions as set forth in the Subscription Agreement or (ii) the Company may require the Employee to execute a modification to the existing Subscription Agreement, or a new Subscription Agreement, containing such terms and conditions relating to the Settlement Shares as the Company shall determine (and, in the absence of an election by the Company made promptly after the Settlement Date, clause (i) shall apply).

Section 5.                                          Employee’s Representations and Warranties

(a)                                             Access to Information, Etc.  The Employee represents and warrants as follows:

(i)                        the Employee understands the terms and conditions that apply to the Restricted Stock Units and the risks associated with an investment in the Restricted Stock Units;

(ii)                     the Employee has a good understanding of the English language; and

(iii)                  the Employee is an officer or employee of the Company or one of its Subsidiaries.

(b)                                             No Right to Awards.  The Employee acknowledges and agrees that the grant of any Restricted Stock Units (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and its Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of its Subsidiaries to offer any

Restricted Stock Units in the future.

(c)                                              Investment Intention.  The Employee represents and warrants that the Employee has been awarded the Restricted Stock Units and any Settlement Shares delivered or credited in book-entry form in respect thereof for his or her own account for investment and not on behalf of any other person or with a view to, or for sale in connection with, any distribution of the Restricted Stock Units.

Section 6.                                           Restriction on Transfer; Non-Transferability of Restricted Stock Units.  The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise).  Any purported Transfer in violation of this Section 6 shall be void ab initio.

Section 7.                                           Certain Definitions.  As used in this Agreement, capitalized terms that are not defined herein have the respective meanings given to them in the Plan, and the following additional terms shall have the following meanings:

“Agreement” means this Employee Performance Restricted Stock Unit Agreement, as amended from time to time in accordance with the terms hereof.

“Company” means ServiceMaster Global Holdings, Inc., provided that for purposes of determining the status of Employee’s employment with the “Company,” such term shall include the Company and its Subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Employee” means the grantee of the Restricted Stock Units, whose name is set forth on the signature page of this Agreement; provided that where appropriate to effectuate the intent of this Agreement, following an Employee’s death “Employee” shall be deemed to include such person’s beneficiary or estate and follow such Person’s Disability, “Employee” shall be deemed to include such person’s legal representative.

“Grant Date” has the meaning given in the Preamble.

“Performance Target” has the meaning given in Section 2(a).

“Plan” means the ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as previously adopted by the Company and as amended from time to time in accordance with its terms.

“Restricted Stock Unit” means the contractual entitlement to Common Stock evidenced by (and subject to the terms and conditions of) this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statue, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of such successor statute, and the rules and regulations.

“Settlement Date” has the meaning given in Section 4.

“Settlement Share” means a share of Common Stock delivered or credited in book-entry form in respect of a Restricted Stock Unit pursuant to Section 4.

“Transfer” has the meaning given in the Subscription Agreement to which the Employee is a party.

“Vesting Date” has the meaning given in Section 2(a).

Section 8.                                          Miscellaneous

(a)                                             Withholding.  The Company or one of its Subsidiaries shall require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Restricted Stock Units and the related issuance of the Settlement Shares.  Notwithstanding the preceding sentence, if the Employee elects not to remit cash in respect of such obligations, the Company shall retain a number of Settlement Shares subject to the Restricted Stock Units then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and the Employee shall thereupon be deemed to have satisfied his or her obligations under this Section 8(a)); provided that the number of Settlement Shares retained shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations (it being understood that the value of any fractional share of Common Stock shall be paid in cash).  The number of Settlement Shares to be issued shall thereupon be reduced by the number of Settlement Shares so retained.  The method of withholding set forth in the immediately preceding sentence shall not be available if withholding in this manner would violate any financing instrument of the Company or any of its Subsidiaries or to the extent that, following a Public Offering, a facility is in place by which the Employee may sell Settlement Shares in the public market to satisfy such obligations.

(b)                                             Limitation of Benefits.  If, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, the Employee would receive any payment, deemed payment or other benefit as a result of the operation of Section 2(b) that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code, then, notwithstanding anything in this Agreement to the contrary, the payments, deemed payments or other benefits the Employee would otherwise receive under Section 2(b) shall be reduced to the extent necessary to eliminate any such excess parachute payment and the Employee shall have no further rights or claims with respect thereto.  If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Employee would otherwise receive under this Agreement (together with any reductions under any other plan, program, policy or arrangement) on an after-tax basis by more than 5%, the Company will use its commercially reasonable best efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 8(b)); provided, however, that if the Company seeks such approval on behalf of the Employee, the Company’s request for the approval of such payments to the Employee shall be submitted to the shareholders on a single slate with all other persons for whom such approval is being sought, and not individually.  This Section 8(b) shall cease to apply if the stock of the Company or any direct or indirect parent or subsidiary of the Company becomes readily tradable on an established securities market or otherwise within the meaning of 26 CFR 1.280G-1, Q/A-6.

(c)                                              Authorization to Share Personal Data.  The Employee authorizes any Affiliate of the Company that employs the Employee or that otherwise has or lawfully obtains personal data relating to the Employee to divulge such personal data to the Company if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(d)                                             No Rights as Stockholder; No Voting Rights.  The Employee shall have no rights as a stockholder of the Company with respect to any Restricted Stock Units or Settlement Shares covered by the Restricted Stock Units until the delivery or crediting in book-entry form of the Settlement Shares.

(e)                                              No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(f)                                               Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Employee, as the case may be, at the following addresses or to such other address as the Company or the Employee, as the case may be, shall specify by notice to the other:

(i)                        if to the Company, to it at:

ServiceMaster Global Holdings, Inc.
c/o The ServiceMaster Company

860 Ridge Lake Boulevard
Memphis, Tennessee  38120

Attention: General Counsel

Fax: (901) 597-8025

(ii)                     if to the Employee, to the Employee at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Employee.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.  Copies of any notice or other communication given under this Agreement shall also be given to:

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York  10152
Fax:  (212) 407-5252
Attention:  David Wasserman

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax:  (212) 909-6836
Attention:  John M. Allen

(g)                                              Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h)                                             Waiver; Amendment.

(i)                        Waiver.  Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii)                     Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(i)                                                 Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other.

(j)                                                Applicable Law.  This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(k)                                             Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(l)                                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
Name:
Title:

THE EMPLOYEE:

Total Number of Shares of Common Stock as to which Restricted Stock Units have been Granted Pursuant Hereto:

RSU Target Payout versus EBITDA

EBITDA	Target	PAYOUT	PAYOUT
(millions)	Attainment	(millions)%